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                                                                    Exhibit 99.1


NEWS RELEASE
NOVEMBER 3, 1998
CONTACT: Linda Dill, Vice President Strategic Planning and Investor Relations,
         (303) 664-3949


    CORPORATE EXPRESS ANNOUNCES LOWER THAN EXPECTED THIRD QUARTER EARNINGS


BROOMFIELD, COLORADO - Corporate Express, Inc. (Nasdaq: CEXP), a leading supplier of goods and services to corporations that value innovative procurement solutions, today announced that it expects third quarter 1998 earnings to be below security analysts' published expectations.

The expected earnings shortfall is due to below plan performance in several non-core business units, primarily Delivery and the United Kingdom, which are expected to account for an approximate $0.07 earnings per share shortfall for the third quarter. The domestic Office Products Business remains on plan, despite the fact that it is experiencing some sector-specific revenue softness, primarily in markets that serve financial services and energy-related customers.

"During the first two quarters of 1998, our domestic Office Products Business, Software Business, and Australian and Canadian operations generated better-than-expected results, which compensated for shortfalls in some non-core parts of the business," said Bob King, President and CEO. "While the domestic Office Products Business' operating contribution remains on plan, the top-line softening, coupled with currency pressures in certain international markets, has reduced the Company's ability to compensate for its under-performing businesses. While the Delivery Business is performing substantially below its original 1998 plan, it is on track with its turnaround plan, and we expect it to be profitable in the third quarter. Despite the earnings pressure, we expect third quarter cash flow to be strong, in large part, due to continued strong EBITDA performance and our aggressive working capital management program."

"We created the new Corporate Supplier Division during the third quarter, and we are accelerating our development and implementation plans," added King. "This acceleration is designed to enable the Company to clearly differentiate itself and generate additional sales growth. At the same time, we are continuing our turnaround efforts in the Delivery Business and in the U.K., both of which we expect to improve sequentially; and we are taking a number of actions aimed at strengthening margins throughout our global operations. These actions include implementing an aggressive, company-wide cost reduction initiative, which will likely result in a fourth quarter restructuring charge, continuing our best practices program, and expanding our 1999 catalog offering in order to stimulate sales and further reduce wholesaler dependency in our core business."

During the third quarter, Corporate Express purchased approximately 4.2 million shares of its common stock at an average price of $10.30 in accordance with the Company's ongoing,

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previously announced stock repurchase plan. The Company believes that its solid core operating performance, combined with the Corporate Supplier business strategy becoming a more tangible reality, effectively position the Company for profitable, long-term growth. Corporate Express also stated today that it has held preliminary discussions with financial sponsors and is considering a share repurchase or tender for a significant portion of the Company's outstanding common shares. There can be no assurance that the Company will enter into a definitive agreement. The Company does not intend to publish information about the status of these discussions unless and until the Company enters into a definitive agreement or all the discussions are terminated.

The Company anticipates reporting its third quarter 1998 earnings in early December.

This press release contains forward-looking statements. There can be no assurance that actual results will not materially differ from the Company's expectations, including actual results for the third quarter. Factors that could cause actual results to materially differ include uncertainties related to new products and services, the successful integration of acquisitions, the Company's failure to successfully develop and implement its Corporate Supplier plans, sustained deterioration in general economic conditions and the corresponding impact on revenues, and failure to reduce costs effectively.

Corporate Express currently operates in more than 700 worldwide locations, including more than 90 distribution centers, utilizes a fleet of over 10,000 delivery vehicles, and employs approximately 28,000 people in the United States, Canada, the United Kingdom, Ireland, Germany, Switzerland, France, Italy, Australia and New Zealand.


















To obtain a copy of the news release, call PR Newswire Company News on Call:
(800) 758-5804, Corporate Express Extension Number 1003352 or visit our web site at www.CorporateExpress.com


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